Exhibit 3.6

                              AMENDED AND RESTATED
                           CERTIFICATE OF DESIGNATION
                                       OF
                               VANTAS INCORPORATED

                      Series E Convertible Preferred Stock

      Pursuant to Chapter 78 of the Nevada Revised Statutes, VANTAS Incorporated, a Nevada corporation (the "Corporation"), does hereby certify as follows:

            The following resolutions were duly adopted by the Board of Directors of the Corporation as of September 13, 1999:

            RESOLVED, that pursuant to Article IV of the Amended and Restated Articles of Incorporation of this Corporation dated July 20, 1999, the Corporation hereby amends and restates in its entirety the Certificate of Designation for the Corporation's Series E Convertible Preferred Stock, dated July 20, 1999, and filed with the Nevada Secretary of State on July 23, 1999 (the "Series E Certificate of Designation"), as set forth on Exhibit A annexed hereto (the "Amended and Restated Series E Certificate of Designation"), to amend Section 5(k)(ii) of the Series E Certificate of Designation with respect to holders of Series E Preferred Stock entitled to dispute Per Share Equity Value (as defined in the Amended and Restated Series E Certificate of Designation"); and be it further

            RESOLVED, that the officers of this Corporation be, and they hereby are, authorized and empowered to execute and file with the Secretary of State of Nevada, the Amended and Restated Series E Certificate of Designation.

      1. The original designation of the Series E Convertible Preferred Stock has not been changed and shall remain designated as the Series E Convertible Preferred Stock.

      2. The approval of the stockholders holding at least 66 _% of the combined Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and Series E Convertible Preferred Stock issued and outstanding, and at least 50.1% of the combined Series C Convertible Preferred Stock and Series D Convertible Preferred Stock issued and outstanding has been obtained as required.

      3. The Amended and Restated Series E Certificate of Designation is set forth as Exhibit A annexed hereto and is a true and correct copy of the rights, preferences, privileges and restrictions of the holders of the Series E Convertible Preferred Stock.

      IN WITNESS WHEREOF, ALLIANCE National Incorporated has caused this Certificate to be signed by its President and its Assistant Secretary as of this 17th day of September, 1999.


                                             By: /s/ David W. Beale
                                                --------------------------------
                                                David W. Beale, President
                                                Chief Executive Officer
ATTEST:

/s/ Steven M. Cooperman
--------------------------------------
Steven M. Cooperman
Senior Vice President, General Counsel
and Assistant Secretary

STATE OF NEW YORK    )
                     ) SS.
COUNTY OF NEW YORK   )

            On the 17th day of September, 1999, personally appeared before me David W. Beale, the President and Chief Executive Officer of the Corporation, and Steven M. Cooperman, the Senior Vice President, General Counsel and Assistant Secretary of the Corporation, and who acknowledged that they executed the above Certificate.


                                             /s/ Barbara DiMartino
                                             -----------------------------------
                                             Barbara DiMartino
                                             Notary Public


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

                                    Exhibit A

      The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series E Convertible Preferred Stock are as follows:

      1. Designation and Number of Shares. The designation of this series of One Million (1,000,000) shares of Preferred Stock, par value $.01 per share, created by the Board of Directors of the Corporation pursuant to the authority granted to it by the Articles of Incorporation of the Corporation is "Series E Convertible Preferred Stock," which is hereinafter referred to as the "Series E Preferred Stock." In the event that the Corporation does not issue the maximum number of shares of Series E Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series E Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series E Preferred Stock then issued or reserved for issuance. The number of shares by which the Series E Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. The Series E Preferred Stock, the Corporation's Series A convertible preferred stock, par value $.01 per share (the "Series A Preferred Stock"), the Corporation's Series B convertible preferred stock, par value $.01 per share (the "Series B Preferred Stock"), the Corporation's Series C convertible preferred stock, par value $.01 per share (the "Series C Preferred Stock"), the Corporation's Series D convertible preferred stock, par value $.01 per share (the "Series D Preferred Stock" and, together with the Series A Preferred Stock, the Series B Preferred Stock, Series C Preferred Stock and the Series E Preferred Stock, the "Preferred Stock"), shall be pari passu, and without distinction as to class or series, except as otherwise set forth herein or as the context otherwise requires, and with respect to dividend rights and rights on liquidation, dissolution, or winding up, shall rank senior to the Corporation's Class A common stock, par value $.01 per share (the "Class A Common Stock"), and the Corporation's Class B common stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock").

      2. Dividend Rights.

            (a) Holders of shares of Series E Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds of this Corporation legally available therefor, non-cumulative cash dividends in an amount equal to the equivalent per share cash dividend (based on the number of whole shares of Common Stock issuable upon the conversion of a share of Series E Preferred Stock as of the record date for such dividend) declared on the Common Stock, when and as declared by the Board of Directors.

            (b) No dividends shall be declared or paid or set aside for payment on the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock or the Series D Preferred Stock unless dividends at an equivalent rate (based on the number of shares of outstanding Common Stock and the number of shares of Common Stock issuable upon the conversion of the Preferred Stock, in each case, as of the record date for such dividend) have been or contemporaneously are declared and paid or declared and a sum sufficient for payment thereof is set aside for such payment on the Series E Preferred Stock.

            (c) In the event that any holder of Series E Preferred Stock shall surrender shares for conversion pursuant to the provisions of Section 4 of this Certificate of Designation, the holder shall be entitled to dividends as provided for in this Section 2 of this Certificate of Designation (to the extent such dividends have been declared prior to the close of business on the Conversion Date (as defined below) but are unpaid at such time).

      3. Voting Rights.

            (a) Holders of shares of Series E Preferred Stock shall have no voting rights in respect thereof except as provided by law and except as provided in this Section 3 of this Certificate of Designation.

            (b) Except as to the matters as to which the holders of Series E Preferred Stock are granted voting rights as a class as set forth in the Appendix annexed hereto, the holders of Series E Preferred Stock shall vote as one class with the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, and shall have the right to that number of votes equal to the number of whole shares of Common Stock issuable upon the conversion of shares of Series E Preferred Stock as of the date which is the record date for the meeting of shareholders at which such vote shall be taken (or if such vote shall be taken by written consent, the date of the written consent of shareholders of the Corporation), as may be adjusted pursuant to Section 5 hereof.

      4. Conversion Rights.

            (a) (i) At any time, each of the holders of the Series E Preferred Stock shall have the right to convert the Series E Preferred Stock, in whole or in part (provided that, if conversion is to be effected in part, it shall be effected in increments of 25% of the number of shares then held by each holder as may be adjusted pursuant to this Certificate of Designation), into shares of Class A Common Stock at the "Conversion Rate." The Conversion Rate shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series E Preferred Stock. The Conversion Rate shall be determined by dividing
(x) the "Stated Value" by (y) the "Conversion Price" (as such terms are hereinafter defined).

                  (ii) For purposes of this Certificate of Designation, the term "Stated Value" shall initially mean $5.25, as adjusted for events described in
Section 5(e) or (with respect to certain shares of Series E Preferred Stock)
Section 5(k), and for any subdivisions (by stock split, stock dividend or otherwise) or any combinations of the Series E Preferred Stock having occurred prior to the Conversion Date of the shares of Series E Preferred Stock in question.

                  (iii) For purposes of this Certificate of Designation, the term "Conversion Price" shall initially mean $5.25, as adjusted pursuant to
Section 5 hereof.

            (b) Conversion of the Series E Preferred Stock shall be effected by surrender of the certificates representing the shares of Series E Preferred Stock being converted to the transfer agent for the Series E Preferred Stock, or if none shall have been appointed, to the Corporation, together with the form of notice of election to convert as may be provided from time to time by the Corporation.

            (c) Shares of Series E Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the day ("Conversion Date") of the surrender for conversion of the certificate therefor, together with the form of notice of election provided by the Corporation duly signed by the holder thereof, and the person or persons entitled to receive shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock as of such time. As promptly as practicable on or after the Conversion Date, the Corporation or its transfer agent shall issue and shall deliver a certificate or certificates for the number of full shares of Class A Common Stock issuable upon such conversion, together with a cash payment (determined in accordance with Section 5(i) hereof) in lieu of any fraction of any share of Class A Common Stock to the person or persons entitled to receive the same. Notwithstanding the foregoing provisions of this Section 4(c), if at the Conversion Date, there shall be declared but unpaid dividends on the Common Stock of the Corporation, other than any dividend payable with respect to a record date subsequent to the Conversion Date of such conversion and other than any dividend as to which there shall have been paid dividends at an equivalent rate on the Series E Preferred Stock, the Corporation shall, at the time of such conversion, pay to the converting holder of Series E Preferred Stock the amount of such unpaid dividends.

            (d) Each share of Series E Preferred Stock shall be automatically converted into shares of Class A Common Stock, at the then applicable Conversion Rate, upon the consummation of an Initial Public Offering (as defined in the Appendix annexed hereto).

            (e) The Class A Common Stock issuable upon conversion of the Series E Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and nonassessable.

      5. Adjustments.

            (a) Except as provided in this Section 5(a) or in Sections 5(b) and 5(c) hereof, if and whenever the Corporation issues or sells, or in accordance with the provisions of this Section 5 is deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Stated Value in effect immediately prior to the time of such issue or sale, then immediately upon such issue or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (1) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the Fully Diluted Capitalization (as hereinafter defined) immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Corporation upon such issue or sale, by (2) the Fully Diluted Capitalization immediately after such issue or sale. As used herein, the term "Fully Diluted Capitalization" shall mean the number of shares of issued and outstanding Common Stock assuming full conversion, exchange and exercise of all then outstanding Options and Convertible Securities (each as defined below).

            (b) For purposes of determining the adjusted Conversion Price under
Section 5(a) above, the following shall be applicable:

                  (i) If the Corporation in any manner grants or sells any options for the purchase of Common Stock or any stock or security convertible into or exchangeable for Common Stock (such options or other securities being called "Options", and such convertible or exchangeable securities being called "Convertible Securities"), and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Stated Value in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this Section 5(b)(i), the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options (it being understood that any consideration to be received at a date later than the date of such grant or sale shall be valued at the fair market value of such consideration on the date of such grant or sale, as determined by the Board of Directors of the Corporation in its good faith discretion), plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (ii) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Stated Value in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this
Section 5(b)(ii), the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities (it being understood that any consideration to be received at a date later than the date of such issue or sale shall be valued at the fair market value of such consideration on the date of such issue or sale, as determined by the Board of Directors of the Corporation in its good faith discretion), plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such

Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this
Section 5(b), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (iii) If the purchase price provided for in any Options referred to in Section 5(b)(i) hereof, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Sections 5(b)(i) or 5(b)(ii) hereof, or the rate at which any Convertible Securities referred to in Sections 5(b)(i) or 5(b)(ii) hereof are convertible into or exchangeable for Common Stock, changes at any time (whether increases or decreases), the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

                  (iv) Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                  (v) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price (as hereinafter defined) thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined by the Board of Directors of the Corporation using its good faith discretion.

                  (vi) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for an aggregate consideration of $1.00.

                  (vii) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

                  (viii) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (1) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (2) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

                  (ix) As used in this Certificate of Designation, the term "Market Price" shall mean, at the date of determination for any security (including, without limitation, Common Stock), the average of the closing prices for such security's sales on all securities exchanges on which such security may at the time be listed or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined by the Board of Directors of the Corporation, in its good faith discretion. Notwithstanding the foregoing, in the event the Series E Preferred Stock is converted in connection with the first public offering of Common Stock after the date of the adoption of this Certificate of Designation, the Market Price per share of Common Stock shall be equal to the per share offering price to the public of the Common Stock issued in such public offering.

            (c) Anything herein to the contrary notwithstanding (but without intending to limit any adjustment to the Conversion Price which may occur pursuant to the provisions of Section 5(k)(iii)(A)), the Corporation shall not be required to make any adjustment of the Conversion Price in connection with the issuance of any of the following securities or the issuance of any Common Stock upon exercise or conversion of any of the following securities: (i) any option issued by the Corporation on or prior to December 31, 1998, (ii) any warrant issued by the Corporation on or prior to December 31, 1998, (iii) any shares of Series A Preferred Stock issued and outstanding as of December 31, 1998, (iv) any shares of Series B Preferred Stock issued and outstanding as of December 31, 1998, (v) any shares of Series C Preferred Stock issued pursuant to the Merger Agreements (as such term is defined in the Appendix annexed hereto),
(vi) any shares of Series D Preferred Stock or Series E Preferred Stock issued pursuant to the Series D Stock Purchase Agreement or the Series D and E Stock Purchase Agreement (as such terms are defined in the Appendix hereto); or (vii) the Options to be granted under any Option Plan (as defined in the Appendix annexed hereto). Notwithstanding the foregoing, the Corporation shall make all necessary adjustments (including successive adjustments if required) to the Conversion Price in accordance with this Section 5 to the extent that any anti-dilution adjustments which may be made under the terms of any outstanding securities of the Corporation would, in the absence of this Section 5(c), require such adjustments to be made in the Conversion Price.

            (d) In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

            (e) If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of Series E Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon conversion of the Series E Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of Common Stock immediately theretofore receivable upon conversion of the Series E Preferred Stock had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the holder of the Series E Preferred Stock to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Stated Value and Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon conversion of the Series E Preferred Stock.

            (f) No adjustment of the Conversion Rate pursuant to this Section 5 (other than an adjustment resulting from Section 5(k)) shall be required unless such adjustment results in an increase or decrease of the Conversion Rate of at least one percent (1%); provided, however, that any adjustments which by reason of this Section (5)(f) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 5 shall be rounded to the one-hundredth (1/100) of a share and to the next higher or lower one cent ($.01), as the case may be.

            (g) The Corporation may retain a firm of independent certified public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by this Section 5 of this Certificate of Designation, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

            (h) In case at any time:

                  (i) the Corporation shall declare any dividend payable in stock upon Common Stock or make any distribution (other than cash dividends which are not in a greater amount per share than the most recent cash dividend) to the holders of the Common Stock;

                  (ii) the Corporation shall propose to make an offer for subscription pro rata to the holders of its Common Stock of any additional shares of stock of any class or other rights;

                  (iii) there shall be proposed any other transaction of a type referred to in this Section 5; or

                  (iv) there shall be proposed a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of such cases, the Corporation shall give written notice to the holders of the Series E Preferred Stock of the date on which (x) the books of the Corporation shall close or a record shall be taken for such dividend, distribution, subscription rights, or other transaction, and (y) such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for, or receive in respect of their Common Stock, securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, other transaction, liquidation, or winding up, as the case may be. Such written notice shall be given not less than ten (10) days prior to the taking of the action in question.

            (i) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series E Preferred Stock. If, upon conversion of any shares of Series E Preferred Stock as an entirety, the holder would, except for the provisions of this Section 5(i), be entitled to receive a fractional share of Common Stock, then an amount equal to such fractional share, multiplied by the Market Price per share of the Corporation's Common Stock on the last business day prior to the Conversion Date, shall be paid by the Corporation in cash to such holder.

            (j) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock for the purpose of effecting the conversion of the shares of Series E Preferred Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Series E Preferred Stock then outstanding.

            (k) In addition to the other adjustments to the Conversion Price and the Stated Value provided for in this Section 5, the Conversion Price and the Stated value also shall be adjusted in accordance with the following provisions:

                  (i) The following definitions shall apply for purposes of this
Section 5(k) (terms used which are not defined below shall have the meaning of such terms as defined in the Appendix annexed hereto):

                        (A) "Adjusted EBITDA" means two times the net income before interest, taxes, depreciation and amortization of the Corporation (excluding extraordinary, unusual or non-operating items), plus Startup Losses, for the third and fourth calendar quarters of 1999.

                        (B) "Startup Losses" means the sum of all operating losses (which shall include only items which are part of the calculation of business center operating income as customarily done by the Corporation) incurred in the third and fourth calendar quarters of 1999, in connection with the development and operation of the business centers listed on
Schedule 1 annexed hereto and any other new business centers or business center expansions for which the Corporation commences development after May 24, 1999 ("Startup Centers").

                        (C) "Per Share Equity Value" means the result of the following calculation: (1) Adjusted EBITDA; multiplied by (2) 7; minus (3) Adjusted Debt; divided by (4) Fully Diluted Capitalization as of December 31, 1999 modified as follows ("Modified Fully Diluted Capitalization"): (i) exclude all Series D Preferred Stock and Series E Preferred Stock issued as contemplated by the Series D Stock Purchase Agreement and the Series D and E Stock Purchase Agreement, and (ii) exclude any Options or Warrants granted on or prior to December 31, 1999 which have an exercise price greater than the Per Share Equity Value (it being intended that any additional options granted under the Corporation's 1999 Stock Option Plan on or prior to December 31, 1999 which have an Exercise Price equal to or less than the Per Share Equity Value be included in the Modified Fully Diluted Capitalization).

                        (4) "Adjusted Debt" means the result of the following calculation: (1) the average of the debt (excluding letters of credit which have not been drawn upon) outstanding under the Credit Agreement (plus any other interest bearing debt, if any, which may be outstanding) on July 31, August 31, September 30, October 31, November 30 and December 31, 1999 (the "Month End Dates"), provided that the amount of any debt under the Credit Agreement or other interest bearing debt which is paid down with the proceeds of issuance of Series D Preferred Stock and Series E Preferred Stock issued as contemplated by the Series D Stock Purchase Agreement and the Series D and E Stock Purchase Agreement shall nonetheless be deemed to be outstanding on each of the Month End Dates for purposes of calculating the average pursuant to this clause (1); plus
(2) the average outstanding balance of capital leases on the Month End Dates; minus (3) capital expenditures incurred in connection with the development and operation of Startup Centers at any time in 1999; minus (4) the aggregate exercise price of all Options and Warrants (whether or not exercisable) which are included in Modified Fully Diluted Capitalization.

                  (ii) The Corporation shall calculate Per Share Equity Value, and shall deliver to the holders of Series E Preferred Stock a certificate (the "Certificate") setting forth Per Share Equity Value, within 30 days after the date of release by the Corporation's independent certified public accountants of the Corporation's audited financial statements for 1999. The date that such certificate shall be deemed delivered for purposes hereof (the "Notice Date") shall be the date that a notice would be deemed delivered pursuant to the Stockholders' Agreement referred to in Section 8 hereof. All calculations in connection with Per Share Equity Value shall be made in accordance with GAAP. If the holders of at least 50% of the Series E Preferred Stock (the "Requisite Series E Holders") dispute the Per Share Equity Value set forth in the Certificate, they shall give notice of such dispute (a "Dispute Notice") within 20 days after the Notice Date (determined in accordance with the provisions for giving notices set forth in the Stockholders' Agreement). If the Requisite Series E Holders give a Dispute Notice within such 20 day period, the dispute shall be resolved by the Corporation's independent certified public accountants doing an audit or review, as the holders of Series D Preferred Stock elect, of the third and fourth quarter 1999 financial statements for the Corporation, and by such accountants recalculating the Per Share Equity Value based on the results of such audit or review and delivering a notice to the Corporation and the Requisite Series E Holders setting forth the recalculated value (the "Accountant Notice"). If the Per


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

Share Equity Value set forth in the Accountant Notice is more than 2% lower than the Per Share Equity Value set forth in the Certificate, the Corporation shall pay the expenses of such audit or review and recalculation. Otherwise, the Requisite Series E Holders shall pay such expenses. In the event of such an audit or review and recalculation, the Notice Date for purposes of Section 5(k)(iv) shall be deemed to be the date that the Accountant Notice would be deemed delivered to the Corporation and the Requisite Series E Holders pursuant to the Stockholders' Agreement. If the Requisite Series E Holders do not deliver a Dispute Notice within the 20 day period provided above, the Per Share Equity Value set forth in the Certificate shall be final and binding on all parties.

                  (iii) If the Per Share Equity Value is greater than $5.25:

                        (A) the Conversion Price for all shares of Series E Preferred Stock (including all shares which may be authorized but unissued) shall be increased automatically to be equal to the Per Share Equity Value; and

                        (B) the Stated Value and the Adjusted Purchase Price (as such term is used in Section 6) for all shares of Series E Preferred Stock which are authorized but unissued on the Notice Date shall be increased automatically to be equal to the Per Share Equity Value;

provided that the Conversion Price, Stated Value and Adjusted Purchase Price shall not be increased pursuant to this Section 5(k) to more than $6.25. No change shall be made to the Conversion Price, Stated Value or Adjusted Purchase Price pursuant to this Section 5(k) if the Per Share Equity Value is less than $5.25.

                  (iv) If an increase in the Conversion Price is made under this
Section 5(k), each holder of Series E Preferred Stock shall have the right to have the Stated Value of the shares of Series E Preferred Stock held by such holder increased to the Per Share Equity Value, by delivering payment to the Corporation, within 30 days after the Notice Date, of an amount equal to the difference between the Per Share Equity Value and $5.25, multiplied by the number of shares of Series E Preferred Stock held by such holder, plus interest calculated on such amount at the rate of 9% per annum from and including the date of issuance of such shares of Series E Preferred Stock to and including the date of such payment to the Corporation. If such payment is made by such holder with respect to all of the shares of Series E Preferred Stock held by such holder, within such 30 day period, the Adjusted Purchase Price with respect to the shares of Series E Preferred Stock held by such holder also shall be adjusted, retroactively to the date of issuance of such shares of Series E Preferred Stock, to be equal to the Per Share Equity Value. If the full amount of such payment is not made by such holder within such 30 day period, no adjustment to the Stated Value or the Adjusted Purchase Price with respect to the shares of Series E Preferred Stock held by such holder shall be made pursuant to this Section 5(k), but the adjustment to the Conversion Price of such shares pursuant to Section 5(k)(iii)(A) nonetheless shall be effective as to such shares.

                  (v) No adjustments to the Conversion Price, Stated Value or Adjusted Purchase Price under this Section 5(k) shall cause any adjustments to be made to the Conversion Price pursuant to Section 5(a). Any adjustment to the Conversion Price, Stated Value or Adjusted Purchase Price which may be made pursuant to this Section 5(k) shall be given effect before any


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

adjustments to Conversion Price under Section 5(a) or to Adjusted Purchase Price pursuant to Section 6 are given effect.

      6. Liquidation Rights.

            (a) In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of the Series E Preferred Stock shall be entitled to receive out of the assets of the Corporation before any payment or distribution upon dissolution, liquidation or winding up shall be made on any series or class of capital stock ranking junior to Series E Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series E Preferred Stock as to such payment or distribution, an amount per share equal to the greater of (i) the "Adjusted Purchase Price" (as hereinafter defined), plus all declared but unpaid cash dividends, if any (the "Liquidation Amount"), (ii) the Adjusted Value, or (iii) that which the holders would have received if they had converted the Series E Preferred Stock immediately prior to such transaction (without giving effect to the liquidation preference of or any dividends on any other capital stock ranking prior to the Common Stock). The "Adjusted Purchase Price" shall be $5.25, as same may be adjusted pursuant to Section 5(k)(iii)(B) or Section 5(k)(iv) and proportionately adjusted for any subdivisions (by stock split, stock dividend or otherwise) or any combinations of the Series E Preferred Stock having occurred up to the effective date of the event of liquidation, dissolution or winding up of the Corporation. The "Adjusted Value" shall be an amount per share equal to the Adjusted Purchase Price plus a cumulative accretion computed on the Adjusted Purchase Price at the rate of 8% per annum (compounded annually) from the date of issuance of the shares of Series E Preferred Stock up to the effective date of the event of liquidation, dissolution or winding-up of the Corporation, reduced by an amount equal to the aggregate of all declared and paid cash dividends, if any.

            (b) A merger or consolidation of the Corporation (in the event that the Corporation is not the surviving corporation), or the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall be deemed to be a voluntary dissolution, liquidation or winding up of the Corporation for purposes of this Section 6. In the event that the Corporation undertakes any of the transactions referred to in this Section 6(b), the holders of Series E Preferred Stock shall be entitled to receive the greater of (x) the Liquidation Amount, (y) the Adjusted Value, or (z) that which the holders would have received if they had converted the Series E Preferred Stock immediately prior to such transaction (without giving effect to the liquidation preference of or any dividends on any other capital stock ranking prior to the Common Stock).

            (c) After the payment in cash to the holders of Series E Preferred Stock of the full preferential amounts in the amounts which have been fixed hereby for the shares of Series E Preferred Stock, such holders as such shall have no right or claim to any of the remaining assets of the Corporation.

            (d) In respect of liquidation, dissolution or winding up of the Corporation, (i) the shares of Series D Preferred Stock and the shares of Series E Preferred Stock rank prior to the shares of Series A Preferred Stock, the shares of Series B Preferred Stock and the shares of Series C

Preferred Stock, and (ii) the shares of Series D Preferred Stock and the shares of Series E Preferred Stock rank on a parity with each other. Accordingly, if the assets of the Corporation available for distribution on liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which the holders of Series E Preferred Stock are entitled pursuant to Section 6(a) of this Certificate of Designation and all amounts to which the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled upon liquidation, dissolution or winding up pursuant to the certificates of designation of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, respectively, proportionate distributable amounts shall be paid on account of the shares of Series D Preferred Stock and Series E Preferred Stock, ratably, in proportion to the full distributable amounts which the holders of Series D Preferred Stock and Series E Preferred Stock would be entitled to receive if the assets of the Corporation were sufficient to pay such full distributable amounts, and prior to any amounts being paid on account of the distributable amounts which the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock would be entitled to receive if the assets of the Corporation were sufficient to pay the full distributable amounts of all Preferred Stock.

      7. Rank of Series. For purposes of the Certificate of Designation, any stock of any series or class of the Corporation shall be deemed to rank:

            (a) prior to the shares of Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series E Preferred Stock;

            (b) on a parity with shares of Series E Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series E Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series E Preferred Stock;

            (c) junior to shares of Series E Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series E Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

      8. Additional Rights. The holders of the Series E Preferred Stock shall also have such other rights, and subject to the terms, conditions and limitations, set forth in the Appendix annexed hereto to the extent that, under the provisions of such Appendix, such rights are exercisable by (without giving effect to any specified minimum percentages of ownership of shares of Series E Preferred Stock that must consent or act in order to exercise such rights), and are for the benefit of, all holders of Series E Preferred Stock. All calculations and determinations to be made with respect to the Series E Preferred Stock shall be made in accordance with GAAP (as defined in the Appendix annexed hereto).

      9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance and transfer of the Series E Preferred Stock and for the payment of dividends to the holders of the Series E Preferred Stock.

Appendix to Amended and Restated Certificate of Designation of Series E Convertible Preferred Stock is hereby incorporated by reference from Exhibit 3.2 Appendix to the Fifth Amended and Restated Certificate of Designation of Series A Convertible Preferred Stock.


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